Exhibit 99.1

For Immediate Release

Contact: Andrew Fisher

(202) 483-7000

Afisher@unither.com

UNITED THERAPEUTICS CORPORATION REPORTS

THIRD QUARTER 2009 FINANCIAL RESULTS

•                  Revenues of $97.2 Million, Compared to $75.0 Million for Third Quarter 2008

•                  Net Income of $11.9 Million, Compared to $11.0 Million for Third Quarter 2008

•                  Earnings before Non-Cash Charges of $38.3 Million, Compared to $37.4 Million for Third Quarter 2008

Silver Spring, MD, October 29, 2009: United Therapeutics Corporation (NASDAQ: UTHR) today announced its results of operations for the quarter ended September 30, 2009.

Revenues for the third quarter of 2009 were $97.2 million, up from $75.0 million for the third quarter of 2008. Net income for the third quarter of 2009 was $11.9 million, or $0.22 per basic share, compared to $11.0 million, or $0.24 per basic share for the same quarter last year. Gross margins from sales were $84.2 million for the third quarter of 2009, compared to $66.7 million for the third quarter of 2008. Earnings before non-cash charges, defined as net income before taxes and interest, depreciation, amortization, impairment charges and share-based compensation (stock option and share tracking award expense), were $38.3 million for the third quarter of 2009, compared to $37.4 million for the third quarter of 2008.  All per share amounts appearing in this press release reflect the two-for-one split of our common stock effected during the quarter ended September 30, 2009.

Results for the third quarter of 2008 have been adjusted for the retrospective adoption of Financial Accounting Standards Board (FASB) Accounting Standards Codification™ 470-20, Debt with Conversion Options and Other Options (formerly FASB Staff Position No. APB 14-1) (FASB ASC 470-20), which became effective January 1, 2009.

“The commercial launches of our two new medicines to treat pulmonary arterial hypertension, Tyvaso and Adcirca, got off to a great start this quarter,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer. “Equally important, our flagship product, Remodulin, achieved its highest quarterly sales levels ever.  Taken together, these therapies evidence our keen focus on helping people with PAH.”

Third Quarter 2009 Financial Results

Revenues

The following table sets forth the components of net revenues (dollars in thousands):

	Three Months Ended September 30,		Percentage
	2009	2008	Change
Cardiovascular products:
Remodulin	$87,400	$72,081	21.3%
Tyvaso	5,113	—	100.0%
Adcirca	1,514	—	100.0%
Telemedicine services and products	2,904	2,373	22.4%
Other	284	578	(50.9)%
Total revenues	$97,215	$75,032	29.6%

The growth in revenues for the three months ended September 30, 2009, corresponded in large part to the continued increase in the number of patients being prescribed Remodulin (treprostinil sodium) Injection and to the commercial launches of both Tyvaso (treprostinil) Inhalation Solution (Tyvaso) and Adcirca (tadalafil) tablets (Adcirca).

Research and Development Expenses

The table below summarizes research and development expenses by significant component (dollars in thousands):

	Three Months Ended September 30,		Percentage
	2009	2008	Change
Program:
Cardiovascular	$14,145	$11,678	21.1%
Other	5,829	2,834	105.7%
Share-based compensation	11,577	4,701	146.3%
Total research and development expenses	$31,551	$19,213	64.2%

Cardiovascular.  The increase in cardiovascular program expenses for the third quarter of 2009 was attributed to expenses related to the amended FREEDOM-M and FREEDOM-C(2) Phase 3 clinical trials.

Share-based compensation. The increase in share-based compensation expenses for the quarter ended September 30, 2009, corresponded to the increase in compensation expenses recognized in connection with outstanding awards under the United Therapeutics Corporation Share Tracking Awards Plan.

Selling, General and Administrative Expenses

The table below summarizes selling, general and administrative expenses by major category (dollars in thousands):

	Three Months Ended September 30,		Percentage
	2009	2008	Change
Category:
General and administrative	$15,369	$9,832	56.3%
Sales and marketing	12,224	7,920	54.3%
Share-based compensation	13,579	12,266	10.7%
Total selling, general and administrative expenses	$41,172	$30,018	37.2%

General and administrative. The increase in general and administrative expenses for the quarter ended September 30, 2009, resulted from expenses incurred in connection with the operations of our newly constructed facility in North Carolina and increases in legal and professional fees.

Sales and marketing. The increase in sales and marketing expenses for the quarter ended September 30, 2009, corresponded principally to activities related to the commercial launches of Adcirca and Tyvaso.

Tax Benefit/Expense

We recognized an income tax benefit of approximately $2.9 million for the quarter ended September 30, 2009, as a result of the release of approximately $5.7 million of the valuation allowance maintained against certain state net operating losses.  In addition, the estimated annual effective tax rate for the three months ended September 30, 2009, was 19 percent, which declined as a result of increasing our previous estimates of business tax credits expected to be generated and utilized this year.

Earnings Before Non-Cash Charges

The following table provides a reconciliation of net income to earnings before non-cash charges for the three-month periods ended September 30, 2009 and 2008 (in thousands, except per share data):

	Three Months Ended September 30,
	2009	2008 As adjusted(1)
Net income, as reported	$11,937	$10,970
Add non-cash charges:
Amortization of debt discount and issue costs	3,331	2,624
Depreciation and amortization	2,505	1,143
Income tax (benefit) expense	(2,891)	5,342
Impairment charges	399	353
Share-based compensation	23,020	16,989
Earnings before non-cash charges	$38,301	$37,421

Earnings before non-cash charges per share(2):
Basic	$0.72	$0.82
Diluted	$0.66	$0.73

(1)   Adjusted for the retrospective adoption of FASB ASC 470-20.

(2)   Calculated by dividing earnings before non-cash charges by the basic and diluted weighted average number of common shares outstanding, as reported below in our Consolidated Statements of Operations.

Conference Call

United Therapeutics will host a half-hour teleconference on Thursday, October 29, 2009, at 9:00 a.m. Eastern Time.  The teleconference is accessible by dialing 1-888-632-5007, with international callers dialing 1-913-312-9324.  A rebroadcast of the teleconference will be available for one week and can be accessed by dialing 888-203-1112, with international callers dialing 719-457-0820, and using conference code: 7459513.

This teleconference is also being webcast and can be accessed via United Therapeutics’ website at http://ir.unither.com/events.cfm.

About United Therapeutics

United Therapeutics is a biotechnology company focused on the development and commercialization of unique products to address the unmet medical needs of patients with chronic and life-threatening cardiovascular and infectious diseases and cancer.

Non-GAAP Financial Information

This press release contains a financial measure that does not comply with United States generally accepted accounting principles (GAAP). This measure supplements our financial results prepared in accordance with GAAP as reported below.

We use earnings before taxes and non-cash charges, a non-GAAP financial measure: (a) as measurements of operating performance because it assists us in comparing our operating performance on a consistent basis by excluding the impact of expenses not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business. We believe this non-GAAP financial measure enhances our investors’ understanding of our performance by excluding certain expenses that may not be indicative of our core operating measures. In addition, because we have historically reported earnings before non-cash charges to investors, we believe the inclusion of this non-GAAP financial measure provides consistency in our financial reporting. The presentation of this non-GAAP financial measure is not to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of earnings before non-cash charges to net income, the most directly comparable GAAP financial measure, can be found in the table above under “Earnings Before Non-Cash Charges.”

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, our expectations and intentions related to financial performance and results. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K.  We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of October 29, 2009, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason. [uthr-g]

Remodulin and Tyvaso are trademarks of United Therapeutics Corporation.

Adcirca is a registered trademark of Eli Lilly and Company.

*         *         *

UNITED THERAPEUTICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
		As Adjusted(1)		As Adjusted(1)
	(Unaudited)		(Unaudited)
Revenues:
Net product sales	$94,058	$72,149	$251,925	$196,799
Service sales	2,876	2,324	8,054	6,944
License fees	281	559	946	1,892
Total revenues	97,215	75,032	260,925	205,635

Operating expenses:
Research and development	31,551	19,213	81,156	59,430
Selling, general and administrative	41,172	30,018	119,761	72,442
Cost of product sales	11,576	6,950	28,657	19,689
Cost of service sales	1,179	791	3,168	2,270
Total operating expenses	85,478	56,972	232,742	153,831
Income from operations	11,737	18,060	28,183	51,804

Other (expense) income:
Interest income	1,085	2,311	4,141	8,723
Interest expense	(3,331)	(2,624)	(9,216)	(8,909)
Equity loss in affiliate	(42)	1	(99)	(155)
Other, net	(403)	(493)	491	32
Total other (expense) income, net	(2,691)	(805)	(4,683)	(309)
Income before income tax	9,046	17,255	23,500	51,495
Income tax benefit (expense)	2,891	(6,285)	(708)	(18,752)
Net income	$11,937	$10,970	$22,792	$32,743
Net income per common share:(2)
Basic	$0.22	$0.24	$0.43	$0.72
Diluted	$0.21	$0.22	$0.41	$0.66
Weighted average number of common shares outstanding:(2)
Basic	53,455	45,868	53,108	45,248
Diluted	57,653	50,964	55,297	49,414

(1)   Adjusted for the retrospective adoption of FASB ASC 470-20.

(2)   All share and per share data have been adjusted from previously reported amounts to reflect the two-for-one stock split effected September 22, 2009.

CONSOLIDATED BALANCE SHEET DATA

September 30, 2009

(unaudited, in thousands)

Cash, cash equivalents and marketable securities (excluding restricted amounts of $39,807)	$364,989
Total assets	$1,004,727
Total liabilities and common stock subject to repurchase	$365,170
Total stockholders’ equity	$639,557